TRANSACT TECHNOLOGIES REPORTS
FIRST QUARTER 2007 RESULTS
Hamden, CT, May 3, 2007 — TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of market specific printers for transaction-based industries worldwide, today announced financial results for the three months ended March 31, 2007.
Revenues for the first quarter of 2007 were $11.5 million, compared to $16.4 million in the same period a year ago. The Company recorded a net loss for the first quarter of 2007 of $0.2 million, compared to net income of $1.1 million in the same period of 2006. Net loss for the three months ended March 31, 2007 was $(0.02) per diluted share compared to net income of $0.11 per diluted share in the same period a year ago.
Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “2007 got off to a slow start. The decline in sales in the first quarter was not the result of erosion of TransAct’s market or customer share positions, but rather the result of downward changes in overall market conditions and specific customer order timing issues. Our Lottery sales were down significantly as a result of lower orders from GTECH. Our Banking sales were also impacted by sales to a large bank in the first quarter of 2006 that didn’t repeat in the first quarter of 2007. The domestic gaming market remains soft, in part because of the anticipated roll out of server-based gaming. While TransAct’s overall sales were down in the first quarter, we do not believe we have lost share in any of our markets. On the positive side, our continued efforts to build the TransAct Services Group (TSG) helped offset some of the sales disappointment in the first quarter. TSG sales grew 13% over the first quarter of last year and reached a record high for the quarter. In spite of this disappointing first quarter, we believe that the worst is behind us and that we will see a marked improvement in sales beginning in the second quarter.”
Gaming and Lottery
Gaming and Lottery revenue for the first quarter of 2007 was $5.3 million, compared to $8.6 million in the same period of 2006. Lottery sales were down $2.6 million compared to the first quarter 2006 due to timing of orders from GTECH. Sales to GTECH reached near historic highs in 2006. Domestic gaming revenue was down $0.5 million due to continued softness in the domestic market. International gaming sales were down $0.3 million, primarily the result of lower than expected orders from one specific European customer, which TransAct has 100% share of their business. International sales in Australia and Asia remained strong with 52% growth over the first quarter of last year.
POS and Banking
POS and Banking revenue was $2.7 million in the first quarter of 2007, compared to $4.7 million in the first quarter of 2006. This decrease is largely attributable to $1.4 million of shipments to a large banking customer in the first quarter of 2006 that did not repeat in the first quarter of 2007. In addition, sales of legacy impact printers declined by approximately $0.6 million.

TransAct Services Group
Revenue from the TransAct Services Group, which includes spare parts, refurbished printers, consumables and services, was $3.5 million in the first quarter of 2007, a 13% increase from $3.1 million in the year-ago period. The success achieved in the first quarter was largely the result of increased sales of consumables and service revenue, with the largest contributor being consumables. Additionally, the quarter benefited from a contract signed in the third quarter of 2006 to supply inkjet cartridges to a national office supply chain. The growth in TSG was achieved despite declining sales of spare parts for legacy impact printers.
Operations and Finance
Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, “First quarter 2007 financial results were impacted by a lower level of sales in our Gaming and Lottery and our POS and Banking sales units. Lower sales volume during the quarter had a direct impact on our gross margin, which declined to 32.7% from 34.6% in the same quarter of last year. However, despite a difficult start to the year, our balance sheet remains strong, and we ended the quarter with no debt and approximately $3.4 million in cash.”
Mr. DeMartino continued, “As a part of our $10 million stock buyback program, during the first quarter of 2007, we purchased 70,000 shares for approximately $0.5 million or $7.44 per share. This brings total shares purchased to date under the buyback plan to 871,300, for a total of approximately $7.0 million, at an average price of $8.05 per share.”
Looking Forward
Mr. Shuldman continued, “Clearly we are not happy with the results in the first quarter but believe that once the overall gaming market environment improves, TransAct is positioned to once again achieve sales growth not only in the domestic market but worldwide. A few weeks ago we announced the opening of an office in Macau, which will allow us to leverage the success we have already achieved internationally and further accelerate our growth in the fast growing Asia Pacific market. In addition, we believe that lottery printer sales to GTECH should begin to return to historical levels in the second quarter. We continue to believe that the POS market holds considerable growth potential and we are currently working on research and development of new products for this market. While we expect the decline in sales of legacy impact printers to continue to impact POS sales for the remainder of 2007, the effect should diminish by the end of the year. As for Banking, this business primarily remains project-based, which may lead to fluctuating quarter-to-quarter sales. However, we continue to benefit from our existing banking customers who are adding bank teller printers due to branch expansions and acquisitions. In addition, our growing installed base of banking printers offers a significant upside beyond printer sales through the recurring inkjet cartridge revenue that the installed base generates, which has contributed to the growth of the TransAct Services Group.”
Mr. Shuldman concluded, “We continue to focus our efforts in our key markets despite the slowdown we experienced. Overall, we anticipate improved sales, compared to the first quarter 2007, during the balance of 2007. Particularly, we expect the second half of the year to be significantly better than the first half.”

Investor Conference Call / Webcast Details
TransAct will review detailed first quarter 2007 results during a conference call today at 5:00PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM ET on Thursday, May 3 through midnight ET on Thursday, May 17 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 239044. Investors can also access the conference call via a live webcast on the Company’s Web site at www.transact-tech.com. A replay of the call will be archived on that Web site for one week.
About TransAct Technologies Incorporated
TransAct Technologies Incorporated (Nasdaq:TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, POS, kiosk and banking. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.
Contacts:
Steven DeMartino, Chief Financial Officer, 203-859-6810
or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group
# # #
Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
(In thousands, except per share amounts)	March 31,
	2007	2006
Net sales	$11,468	$16,434
Cost of sales	7,715	10,747

Gross profit	3,753	5,687

Operating expenses:
Engineering, design and product development	714	761
Selling and marketing	1,642	1,580
General and administrative	1,850	1,710

	4,206	4,051

Operating income (loss)	(453)	1,636

Other income (expense):
Interest, net	28	14
Other, net	(1)	(11)

	27	3

Income (loss) before income taxes	(426)	1,639
Income tax provision (benefit)	(203)	582

Net income (loss)	$(223)	$1,057

Net income (loss) per common share:
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11

Shares used in per share calculation:
Basic	9,424	9,558
Diluted	9,424	9,868
SUPPLEMENTAL INFORMATION — SALES BY SALES UNIT:

	Three months ended
	March 31,
	2007	2006
Point of sale and banking	$2,651	$4,664
Gaming and lottery	5,273	8,644
TransAct services group	3,544	3,126

Total net sales	$11,468	$16,434

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands)	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$3,387	$3,436
Receivables, net	8,332	11,422
Inventories	9,552	7,567
Refundable income taxes	197	42
Deferred tax assets	2,605	2,167
Other current assets	418	552

Total current assets	24,491	25,186

Fixed assets, net	5,853	5,938
Goodwill, net	1,469	1,469
Deferred tax assets	556	542
Intangibles and other assets	585	571

	8,463	8,520

Total assets	$32,954	$33,706

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,860	$3,997
Accrued liabilities	2,820	4,047
Accrued restructuring	205	315
Deferred revenue	344	389

Total current liabilities	8,229	8,748

Deferred revenue, net of current portion	428	508
Accrued warranty, net of current portion	144	160
Other liabilities	112	—

	684	668

Total liabilities	8,913	9,416

Shareholders’ equity:
Common stock	104	104
Additional paid-in capital	19,282	19,105
Retained earnings	11,500	11,405
Accumulated other comprehensive income	168	168
Treasury stock	(7,013)	(6,492)

Total shareholders’ equity	24,041	24,290

	$32,954	$33,706